Exhibit 2

130 Adelaide Street West
Suite 2116
Toronto, Ontario
Canada M5H 3P5

News Release — April 14, 2010	TSX: PDL
10-09-NAP	NYSE Amex: PAL

North American Palladium Restarts Palladium Production

Toronto, Ontario — North American Palladium Ltd. (“NAP” or “the Company”) (TSX:PDL) (NYSE Amex:PAL) is pleased to announce that it has restarted palladium production at its flagship Lac des Iles (“LDI”) mine in northwestern Ontario.  On an annualized basis, NAP expects to produce 140,000 ounces of palladium per year.

“As Canada’s only primary palladium producer, we are extremely pleased to be back in operation and generating cash flow at LDI,” said William J. Biggar, NAP’s president and chief executive office. “The restart is well timed to capitalize on the recent increase in the price of palladium, which now exceeds US$520 per ounce.”

Ore production from the Roby Underground zone at the LDI mine is currently approximately 2,000 tonnes per day, and is expected to increase to its target rate of 2,600 tonnes per day by May 1.  The mine is operating seven days per week on two 12-hour shifts per day.  The Company has a workforce of 180 at LDI and has recently signed a new collective agreement with the United Steelworkers, effective until May 31, 2012.

The Company also announced that the renewal of its smelting contract with Xstrata Nickel.  While the details of the contract are confidential, the terms are similar to the previous contract.  A new feature to the contract entitles NAP to receive advance payments of 70% within 60 days following the month of concentrate delivery.

“I would like to express my appreciation to our employees at Lac des Iles for their contribution to the successful and efficient restart of the mine, as well as thank shareholders for their patience and continued support while the mine was on care and maintenance,” added Mr. Biggar.  “We are extremely pleased to be back in operation and look forward to a productive year ahead.  With two operating mines and a number of development projects in our portfolio, NAP is well positioned to grow its production profile.”

About North American Palladium

NAP is a Canadian precious metals company focused on the production of palladium and gold in mining-friendly jurisdictions. Lac des Iles, the Company’s flagship mine, is one of North America’s two primary palladium producers. Located approximately 85 kilometres northwest of Thunder Bay, Ontario, Lac des Iles has produced palladium since 1993. NAP also owns and operates the Sleeping Giant gold mine located in the prolific Abitibi region of Quebec. The Company has extensive landholdings adjacent to both the Lac des Iles and Sleeping Giant mines, and is pursuing an aggressive exploration program aimed at increasing its reserves and resources in those areas. NAP trades on the TSX under the symbol PDL and on the NYSE Amex under the symbol PAL.  The Company’s common shares are included in the S&P/TSX Global Mining Index.

For further information please contact:

Camilla Bartosiewicz

Manager, Investor Relations and Corporate Communications

Telephone: 416-360-7971 Ext. 226

Email: camilla@nap.com

Cautionary Statement on Forward Looking Information

Certain information included in this news release including information relating to exploration results, and future exploration results, constitute ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. The words ‘expect’, ‘believe’, ‘will’, ‘intend’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies including the possibility that the restart of the Lac des Iles mine may not proceed as planned, and that metals prices, foreign exchange assumptions and operating costs may differ from management expectations. The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of North American Palladium to be materially different from the Company’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and that the forward-looking statements are not guarantees of future performance. These statements are also based on certain factors and assumptions. For more details on these estimates, risks, assumptions and factors, see the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. In addition, there can be no assurance that the Company’s Lac des Iles or Sleeping Giant mines will operate as expected or that other properties can be successfully developed. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.